Exhibit 10.4

Dated 31 March 2005

Compromise Agreement

Between

TRIKON TECHNOLOGIES LTD

and

WILLIAM CHAPPELL

Veale Wasbrough

Orchard Court

Orchard Lane

BRISTOL BS1 5WS

Tel: 0117 925 2020

Fax: 0117 925 2025

E-mail: mdavies@vwl.co.uk

www.vwl.co.uk

An Agreement made the 30th day of March 2005

Between:-

(1)	Trikon Technologies Ltd whose registered office is at Ringland Way, Newport, NP18 2TA (“the Company”); and

(2)	William Chappell of 9 The Myrtles, Tutshill, Chepstow NP16 7BQ (“the Employee”).

1.	The Employee’s employment with the Company will terminate on 31 March 2005 (“the Termination Date”) by reason of resignation.

2	The Employee will return to the Company any property (including documents or copy documents whether in a paper or electronic format) belonging to the Company which is in his possession or control. The Employee will also resign all directorships and other offices held within the Company and/or any other group company and shall agree to execute all necessary documents to this effect.

3	In consideration for this Agreement the Company agrees to accept the Employees resignation without notice. The Company also agrees to make all contractual payments and provide all contractual benefits up to and including the Termination Date.

4	For the avoidance of doubt, the employee agrees that he is not entitled to any bonuses or nay unvested share or stock options.

5	The parties agree to keep the fact and terms of this Agreement strictly confidential except for communications between professional advisers, tax authorities and otherwise as required by law.

6	The parties agree not to make any disparaging or derogatory remarks about each other including in the case of the Employee any such remarks about employees of the Company.

7	The Employee undertakes and agrees that he remains bound by his duty of confidentiality to the Company as a former employee and by the restrictive covenants in his contract of employment dated 12 October 2000. Further and in consideration for the fact that the Company accepts the Employees resignation without notice, the Employee agrees that for a period of 2 years from the Termination Date, he shall not solicit, induce or otherwise entice away from the Company any person engaged or employed in a senior management and/or senior financial position within the Company.

8	The Employee agrees that the terms of this Agreement are in full and final settlement and without admission of liability of all or any claims arising from his employment by the Company or the termination thereof that he may have under common law, statute, European legislation or in contract against the Company, any other company in the same group and any shareholders, officers, employees or agents of the Company or of a company in the same group. Such claims include but are not limited to:-

a)	breach of contract including wrongful dismissal;

b)	statutory or contractual redundancy payments;

c)	unfair dismissal;

d)	unlawful deduction from wages;

e)	any claim under the Trade Union and Labour Relations (Consolidation) Act 1992, Employment Rights Act 1996, National Minimum Wage Act 1998, Working Time Regulations 1998, Employment Relations Act 1999 and Employment Act 2002;

f)	any claim under the Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003 and Employment Equality (Religion or Belief) Regulations 2003;

g)	any claim under any regulations implemented in accordance with any of the Acts listed in e) and f) above.

For the avoidance of doubt this includes any claim relating to unfair dismissal.

9	The claims referred to in clause 7 do not include any claim for latent personal injury or in respect of the Employee’s accrued pension rights.

10	This Agreement satisfies the conditions relating to compromise agreements under the Sex Discrimination Act 1975, Race Relations Act 1976, Trade Union and Labour Relations (Consolidation) Act 1992, Disability Discrimination Act 1995, Employment Rights Act 1996, National Minimum Wage Act 1998, Working Time Regulations 1998, Employment Equality (Sexual Orientation) Regulations 2003 and the Employment Equality (Religion or Belief) Regulations 2003.

11	It is a condition of this Agreement that the Employee has received advice from a relevant independent adviser as defined in section 203 of the Employment Rights Act 1996 acting in a professional capacity relating to the terms and effect of this Agreement and in particular the ability of the Employee to pursue his rights before an employment tribunal. When the relevant independent adviser gave the advice referred to in this clause there was in force a contract of insurance or an indemnity provided for members of a professional body covering the risk of a claim by the Employee arising from that advice. The relevant independent adviser has confirmed the position in this clause by signing Schedule 1.

12	The Company will contribute up to £250 plus VAT towards the legal costs incurred by the Employee in obtaining advice as to the terms and effect of this Agreement. Payment will be made to the legal adviser direct on receipt by the Company of an invoice addressed to the Employee and marked payable by the Company.

13	The Employee having taken legal advice warrants that he has no claims against the Company, its shareholders, officers, employees or agents, or any companies in the same group or their shareholders, officers, employees or agents except for those referred to in clause 7 above.

14	The Employee’s obligations under this Agreement may be enforced by directors, employees, officers or agents of the Company or by companies within the same group and their directors, employees, officers or agents. No other person shall have the right to enforce any term of this Agreement.

Signed

on behalf of the Company:	/s/ John Macneil

Name:	John Macneil

Position:	CEO

Date:	8th April 2005

Signed

by the Employee:	/s/ William Chappell

Date:	April 8, 2005

Schedule 1

I confirm to the Company that I am a relevant independent adviser as defined under section 203 of the Employment Rights Act 1996 and that I have given William Chappell the advice referred to in this Agreement. I also confirm the statements made in clause 10.

Signed	/s/ Malcom Reynolds

Name:	M. Reynolds

Address:	Reynolds Galbrath, Solicitors 11/11a Welsh Street Chepstow Monmouthshire NP16 5LN

Date:	8/4/05

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